Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-208377) of NorthStar Healthcare Income, Inc. of our report dated May 17, 2016, with respect to the combined statement of revenues and certain operating expenses of the Winterfell Portfolio for the year ended December 31, 2015 included in this Current Report on Form 8-K/A.
/s/ Delap LLP
Lake Oswego, Oregon
May 17, 2016